Exhibit 99

Company Contacts:

MedicalCV, Inc.	Marc P. Flores	Eapen Chacko
(651) 452-3000	President and Chief Executive Officer	Vice President, Finance and CFO

MEDICALCV, INC. WITHDRAWS REGISTRATION STATEMENT

INVER GROVE HEIGHTS, MN—(BUSINESS WIRE)—August 8, 2006—MedicalCV, Inc. (OTCBB: MCVI), a cardiovascular surgery company, today announced that it has requested withdrawal of its Registration Statement on Form SB-2, originally filed with the Securities and Exchange Commission on May 19, 2006. Due to continuing unsettled conditions in the equity markets, the Company has decided not to pursue a public offering at this time.

Marc P. Flores, President and CEO, said, “In the best interest of the Company and its shareholders, we have decided to take the focus of the management team away from fundraising in a difficult market. We continue to focus on the introduction of the minimally invasive ATRILAZE™ system for cardiac tissue ablation. We will carefully manage our resources which we believe will be sufficient to support our planned introduction to the market and physician training.”

About MedicalCV, Inc.

MedicalCV, Inc.’s ATRILAZE™ surgical ablation system utilizes laser energy in cardiac tissue ablation procedures in open-heart surgery. The ATRILAZE system is currently being utilized as a potential means to treat atrial fibrillation in concomitant open-heart surgical procedures. Atrial fibrillation, or AF, is the most commonly occurring cardiac arrhythmia. It reduces cardiac output, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this release refer to our expectations regarding our development and commercialization of products for the minimally invasive treatment of atrial fibrillation.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; market and physician acceptance of the Company’s cardiovascular products; acceptance of minimally invasive techniques for the reduction of atrial fibrillation through ablation; potential reductions in pricing by competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for cardiovascular products; competing technological and market developments; dependence upon governmental reimbursements and third party suppliers; and the strength of the market for cardiovascular products. For more detailed information about these risks and uncertainties, please review the Company’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006, as filed with the Securities and Exchange Commission.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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